Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Christine Regan
Senior Director, Corporate Communications	(617) 692-0522
(781) 860-8533	reganc@fleishman.com
eileen.mcintyre@cubist.com

FDA ACCEPTS CUBICIN® SNDA AND GRANTS PRIORITY REVIEW

Lexington, MA, November 21, 2005 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today announced that it has received notice from the U.S. Food & Drug Administration (FDA) that the Supplemental New Drug Application (sNDA) for Cubist’s antibiotic CUBICIN® (daptomycin for injection) has been accepted and has been granted priority review status.  The FDA grants priority review to products it believes represent a therapeutic advance over existing medicines.  By granting priority review status to CUBICIN, the FDA has established a target date to act on the sNDA filing by March 24, 2006.

Cubist submitted the CUBICIN sNDA on September 26, 2005, requesting approval for a new indication at 6 mg/kg for treatment of patients with bacteremia with known or suspected endocarditis caused by Staphylococcus aureus (S. aureus).  CUBICIN was originally approved on September 12, 2003, at 4 mg/kg intravenously once daily for the treatment of complicated skin and skin structure infections (cSSSI) caused by Gram-positive organisms, including both susceptible and resistant strains of S. aureus (MSSA and MRSA respectively).  In June of this year, Cubist announced that in a groundbreaking Phase 3 study of infective endocarditis and bacteremia caused by S. aureus, CUBICIN at 6 mg/kg intravenously once daily met both primary end points for non inferiority vs. comparator consisting of dual therapy (semi synthetic penicillin plus initial gentamicin for infections caused by MSSA or vancomycin plus initial gentamicin for infections caused by MRSA.).  More recently, Cubist has announced that results of this study will be a late breaker presentation at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) on December 16, 2005.

“There is a high unmet need for alternative therapies for very sick patients with Staphylococcus aureus bacteremia and infective endocarditis. We are very pleased with the FDA’s decision to grant Priority Review to our sNDA application, based on the precedent setting trial we completed earlier this year.” said Frank Tally, SVP and Chief Scientific Officer of Cubist. “If CUBICIN is approved for this indication, where prompt treatment with effective therapy is particularly important for successful patient outcomes, doctors would have a therapeutic alternative effective against both methicillin susceptible and resistant strains of Staphylococcus aureus.”

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.Cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections.  The Company has announced that its Phase 3 Staphylococcus aureus (S. aureus) endocarditis and bacteremia trial of CUBICIN® (daptomycin for injection) at 6 mg/kg once daily met its primary endpoints of non-inferiority in the intent-to-treat (ITT) and per protocol (PP) populations. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN. The FDA has granted this application priority review. Cubist’s pipeline includes HepeX-B™, a monoclonal antibody biologic being evaluated to determine its potential for the prevention of infection by the Hepatitis B virus (HBV) in liver transplant patients, and research efforts focused on novel members of the lipopeptide class of molecules and on natural products discovery.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payers, and the medical community generally; (ii) Cubist’s ability to continue to develop, secure additional regulatory approvals for, and successfully market, CUBICIN; (iii) Cubist’s expectations regarding our ability to continue to manufacture sufficient quantities of CUBICIN in accordance with current Good Manufacturing Practices; (iv) commercialization of products that are competitive with CUBICIN; (v) Cubist’s ability to discover or in-license drug candidates; (vi) Cubist’s ability to successfully develop drug candidates in its pipeline, including HepeX-B; (vii) Cubist’s ability to successfully commercialize any product or technology developed by Cubist; (viii) Cubist’s ability to establish and maintain successful manufacturing, sales and marketing, distribution, and development collaborations; (ix) legislative or regulatory changes adversely affecting Cubist or the biopharmaceutical industry; (x) Cubist’s expectations regarding the future market demand and medical need for CUBICIN;  (xi) Cubist’s ability to protect its intellectual property and proprietary technologies; and (xii) Cubist’s ability to finance its operations.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.  Cubist is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

###

Additional information can be found at Cubist’s web site at www.cubist.com